Exhibit T3A.10

CERTIFICATE OF INCORPORATION

OF

PRIMUS ACQUISITION SUB, INC.

The undersigned, a natural person (the “Sole incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is Primus Acquisition Sub, Inc.

II.

The address of the registered office of the corporation in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent, Delaware 19901 and the name of the registered agent of the corporation in the State of Delaware at such address is CorpAmerica, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A. This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is One Hundred (100), each having a. par value of one-tenth of one cent ($0.001).

V.

A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in. the manner provided in the Bylaws.

B. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the stockholders entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.

VI.

A. The liability of the directors for monetary damages shall he eliminated to the fullest extent under applicable law.

B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend., alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

VIII

The name and the mailing address of the Sole Incorporator is as follows:

Jocelyn A. Starzak, Esquire

Cooley Godward LLP

2002 Edmund Halley Drive, Suite 300

Reston, VA 20191

IN WITNESS WHEREOF, this Certificate has been subscribed this 20th day of March, 2000 by the undersigned who affirms that the statements made herein are true and correct.

/s/ Jocelyn A. Starzek
Jocelyn A. Starzek Sole Incorporator

2